                                                                 EXHIBIT 19.A


                                 DEED OF PLEDGE

     Today, the second of December
     two thousand and two, appeared before me, Paul Hubertus Nicolaas Quist, civil law notary officiating in Amsterdam:
     Paul Alexander Joost Westhoff, care of Strawinskylaan 2001, 1077 ZZ Amsterdam, born in Schaarbeek (Belgium) on the twenty-ninth day of January nineteen hundred and sixty-five, in the present matter acting as holder of a written power of attorney of:

     1. a company incorporated with unlimited liability under the laws of ENGLAND CREDIT AGRICOLE LAZARD FINANCIAL PRODUCTS BANK, having its registered office at 11 Moorefields Highwalk, London EC2Y 9DY, England, (the "Pledgee");

     2. a private company with limited liability (BESLOTEN VENNOOTSCHAP MET BEPERKTE AANSPRAKELIJKHEID) incorporated under the laws of the Netherlands Floscule B.V., having its seat in Amsterdam, its address at 1076 AZ Amsterdam, Locatellikade 1, filed at the Trade Register under number 33153840, (the "Pledgor"); and

     3. a public company with limited liability (NAAMLOZE VENNOOTSCHAP) incorporated under the laws of the Netherlands TRADER CLASSIFIED MEDIA N.V., having its seat in Amsterdam, its address at 1062 XD Amsterdam, Overschiestraat 61, filed at the Trade Register under number 34107221, (the "Company").

     POWERS OF ATTORNEY

I. The powers of attorney are evidenced by three (3) private deeds, which will be attached to this deed.

     The  person appearing before me declared as follows:

     A. The Pledgor and the Pledgee have entered into that certain ISDA Master Agreement dated the thirtieth of November two thousand and two and effective as of the twenty-ninth of November two thousand and two, and that certain Confirmation dated the thirtieth November two thousand and two and two and effective as of the twenty-ninth of November two thousand and two, which supplements, forms a part of, and is subject to the ISDA Master Agreement, as amended and supplemented from time to time, and that certain Schedule to the Master Agreement dated the thirtieth of November two thousand and two and two and effective as of the twenty-ninth of November two thousand and two (the ISDA Master Agreement, the Confirmation and the Schedule hereinafter referred to as the "ISDA Agreement").

     B. The Pledgor and the Pledgee have agreed that the Pledgor shall grant the Pledgee a first priority right of pledge (EEN EERSTE RECHT VAN
          PAND) on six million (6.000.000) registered ordinary class B shares, each with a nominal value of one euro and ninety-two eurocent (EUR 1.92) (the "Shares"), in the capital of the Company, to secure the prompt and complete payment and performance of any and all obligations of Pledgor for the payment of money (TOT VOLDOENING VAN EEN GELDSOM) under the ISDA Agreement (the "Secured Obligations").

     C. The Pledgor pledged in favor of the Pledgee the Shares to secure the prompt payment and performance of the Secured Obligations, pursuant to a private deed of pledge dated [the thirtieth of November] two thousand and two, entered into between the Pledgor, the Pledgee and the Company.

     D. The parties to the private deed of pledge dated [the thirtieth of November] two thousand and two, now wish to replace the private deed of pledge by a notarial deed of pledge.

     E. All capitalized terms and expressions used but not defined in this agreement and deed of pledge (this "Agreement") shall have the meaning as defined in the ISDA Agreement.

     NOW, THEREFORE, in consideration of the recitals above, the Pledgor hereby agrees with the Pledgee as follows:

     SECTION 0.

     The Pledgee, hereby declares, subject to the execution of this Deed of Pledge, to waive its right of pledge on the Shares granted by the Pledgor pursuant to the private deed of pledge, mentioned above, dated the [thirtieth of November] two thousand and two, which waiver of right is hereby accepted by the Pledgor and acknowledged by the Company.

     SECTION 1.

     PLEDGE OF THE SHARES AND OTHER COLLATERAL

     1.   1.   To complete the Agreement, the Pledgor hereby pledges (VERPANDT)
               by means of a first priority right of pledge (EEN EERSTE RECHT
               VAN PAND) the Shares to the Pledgee, as collateral security for the due, full and punctual payment of the

               Secured Obligations; the pledge is hereby accepted by the Pledgee.

     1.   2.   Subject to Sections 3 and 5 hereof with respect to dividends and other distributions, the Pledgor hereby pledges to the Pledgee and the Pledgee hereby accepts as security for the due, full and punctual payment of the Secured Obligations, all rights to or under dividends, bonus shares, stock dividends, newly issued shares including but not limited to newly issued shares as a result of conversion, stock split, consolidation, and merger, cash distributions, proceeds, options, warrants, claim rights and other similar rights currently existing or in the future arising or received with respect to or out of the Shares (all such collateral pledged to the Pledgee under this subsection 1.2 being collectively referred to as the "Rights" and all of the collateral granted to the Pledgee under subsection 1.1 and this subsection 1.2 being collectively the "Collateral").

     1.   3.   To the extent no valid pledge of the Rights is created hereunder, the Pledgor irrevocably and unconditionally undertakes to pledge, subject to sections 3 and subsection 5.2.a, to the Pledgee the Rights.

     1.   4.   The Pledgor undertakes to procure that at all times, so long as this Deed of Pledge has not terminated, the Company shall include in its shareholders register appropriate entries confirming the pledge of its Shares granted by the Pledgor hereunder.

               For the purpose of this Deed of Pledge the term "Shares" shall be construed so as to include any and all future shares in the capital of the Company that may be acquired by the Pledgor and pledged to the Pledgee pursuant to this Deed of Pledge after the date hereof, to the extent the Pledgor is required to pledge such Shares to the Pledgee pursuant to section 1.2 hereof.

     1.   5.   The Pledgor hereby grants to the Pledgee an irrevocable power of attorney to perform on behalf and in the name of the Pledgor or its legal successors, after the occurrence of an Event of Default, as defined hereinafter, any and all of its obligations under this Deed of Pledge, which irrevocable power shall survive, to the fullest extent permitted by law, any and all circumstances affecting the Pledgor or one or more of its legal successors, including dissolution of the Pledgor or one or more of its legal successors.

     1.   6.   The Pledgee hereby acknowledges and agrees that its recourses under this Deed of Pledge shall be limited to the Collateral and it shall have no personal recourse against the Pledgor or its legal successors or the assets of the Pledgor or its legal successors other than the Collateral.

     SECTION 2.

     REPRESENTATIONS AND WARRANTIES

     Without prejudice to the representations and warranties made by the Pledgor in the ISDA Agreement, the Pledgor represents and warrants:

     (i)  the Shares are fully paid-up and are free and clear of any Liens;

     (ii) no depositary receipts ("CERTIFICATEN VAN AANDELEN") for the Shares have been issued with the cooperation of the Company;

     (iii) the Pledgor is the sole and legal owner of the Shares;

     (iv) subject to section 4, and except as set forth in the Transaction Agreement dated October 30, 2002, among John H. MacBain ("JHM"), Louise T. Blouin MacBain ("LTBM"), CODAN Trust Company Limited (the JHM Trustees"), as Trustees of the JACTMAC Media Trust and Rothschild Trust Guernsey Limited (the "LTBM Trustees"), as Trustees of the Leo Trust (the "Transaction Agreement"), the Pledgor has not granted to any third party any rights to acquire the Shares;

     (v) this Agreement creates a valid first priority pledge on the Shares, securing the payment of the Secured Obligations.

     SECTION 3.

     RIGHTS IN RESPECT OF THE COLLATERAL

     Subject to subsection 5 hereof, so long as the Pledgee has not delivered any notice to the Pledgor pursuant to Section 6(a) of the ISDA Master Agreement (an "Event of Default"), the Pledgor or its legal successors shall be entitled to receive, retain and utilize any and all dividends and other distributions received in cash or other payment of money in respect of the Collateral until the occurrence of an Event of Default that is continuing.


     SECTION 4.

     COVENANTS AS TO THE COLLATERAL

     The Pledgor agrees and undertakes with the Pledgee that, except as permitted under the ISDA Agreement, it shall not be entitled to, and that it shall not, sell, transfer, assign, pledge, encumber, dispose of or otherwise deal with the Collateral.

     Notwithstanding the undertaking provided for in the previous sentence, the Pledgor contemplates to enter into a legal demerger (JURIDISCHE SPLITSING) within the meaning of Title 7, Book 2 Dutch Civil Code, pursuant to which all assets and liabilities of the pledgor shall be acquired under universal title (ONDER ALGEMENE TITEL) by three private companies with limited liability that will be incorporated upon the demerger taking effect and upon which the Pledgor shall cease to exist.

     The companies that will be incorporated upon the demerger taking effect are:

     o    Jactmac Media B.V.:

     o    Leo Rubicon I B.V.,

     o    and Leo Rubicon II B.V.,

     and each of the companies to be incorporated pursuant to the demerger shall acquire such number of Shares under universal title, as shall be determined in the deed of legal demerger.

     The legal demerger shall not affect the validity of the pledge of the Shares created pursuant to this Deed of Pledge.

     However, the Pledgee specifically acknowledges and agrees that the Shares and all of the rights and obligations of the Pledgor under this Deed of Pledge shall be transferred in the demerger to Jactmac Media B.V. and agrees that, effective upon the effectiveness of the demerger, Jactmac Media B.V. shall be substituted as a party for the Pledgor under this Deed of Pledge.

     The Pledgee agrees that it will not institute any proceedings in the Dutch courts in opposition to the demerger on the basis of article 2:334l Dutch Civil Code or seeking to nullify the demerger on the basis of article 2:334u Dutch Civil Code.

     The Pledgee hereby further agrees, for the benefit of Leo Rubicon I B.V. and Leo Rubicon II B.V., (the "LTBM Entities"), that it will not at any time assert any claim against either of the LTBM Entities for liabilities arising out of this Deed of Pledge on the basis of article 2:334t Dutch Civil Code.

     SECTION 5.

     VOTING RIGHTS, DIVIDENDS AND OTHER DISTRIBUTIONS UPON EVENT OF DEFAULT

     5.   1.   The voting rights attached to the Shares shall remain vested in the Pledgor or its legal successors and the Pledgee shall not have the rights which Dutch law affords the holders of depositary receipts (CERTIFICATEN VAN AANDELEN) that are issued with the cooperation of the company concerned, as referred to in article
               2:89 paragraph 4 Dutch Civil Code.

     5.   2.   Upon the occurrence of an Event of Default:

               a. all rights of the Pledgor or its legal successors to receive the dividends and all other distributions, which it would otherwise be authorized to receive and retain pursuant to Section 3 hereof, shall automatically cease, and thereupon the Pledgee shall have the sole right to receive and hold as Collateral such dividends and other distributions; and

               b. the Pledgee shall be entitled to collect all liquidation proceeds, if any, which are to be distributed on the Shares upon dissolution and liquidation of the Company or otherwise; and

               c. all dividends and other distributions which are received by the Pledgor or its legal successors contrary to the provisions of the preceding paragraph shall be received on behalf and for the benefit of the Pledgee, shall be segregated from the other assets of the Pledgor or its legal successors, and shall be immediately paid over or delivered (with any necessary endorsements) to the Pledgee or its authorized designee as Collateral in the exact form as received, to be held by the Pledgee as Collateral.

     5.   3.   The Pledgee agrees to give notice to the Pledgor or its legal successors of the occurrence of an Event of Default; provided, however, that any delay in giving such notice shall not affect the rights or powers of the Pledgee under this Deed of Pledge or the ISDA Agreement.

     5.   4.   Notwithstanding the provisions set forth in subsection 5.3, the
               Pledgee agrees that upon the occurrence of an Event of Default it shall be bound by the following terms and conditions:

               a. the Pledgee shall notify LTBM and the LTBM Trustees of the occurrence of an Event of Default;

               b. the Pledgee shall allow LTBM and the LTBM Trustees to transfer or have transferred, within fifteen Business Days, as defined in the Transaction Agreement, to the Pledgor or its legal successors, by way of a valid and effective transfer, registered ordinary class A shares in the capital of the Company (the "LTBM A shares"), all such LTBM A shares to be fully paid-up and free and clear of any liens or attachments, in exchange for an equal number of Shares, such Shares to be transferred by the Pledgor or its legal successors to LTBM or the LTBM Trustees, or to any designee thereof. The Shares concerned shall not be released from the right of pledge by the Pledgee until the LTBM A shares acquired by the Pledgor or its legal successors in exchange for the Shares are pledged by the Pledgor or its legal successors to the Pledgee, pursuant to the execution of a deed of pledge, the terms and conditions of which shall be in form and substance the same as the terms and conditions of this Deed of Pledge.

               c. the Pledgee shall not take possession, nor shall it grant its cooperation to any third party taking possession of, ownership of, or taking title to, or selling or causing to sell any Shares, without first providing notice to LTBM and the LTBM Trustees of the occurrence of an Event of Default and allowing LTBM and the LTBM Trustees to transfer or have transferred, within fifteen Business Days, as defined in the Transaction Agreement, to the Pledgor or its legal successors, by way of a valid and effective transfer, LTBM A shares, all such LTBM A shares to be fully paid-up and free and clear of any liens or attachments, in exchange for an equal number of Shares, such Shares to be transferred by the Pledgor or its legal successors to LTBM or the LTBM Trustees, or to any designee thereof. The Shares concerned shall not be released from the right of pledge by the Pledgee until the LTBM A shares acquired by the Pledgor or its legal successors in exchange for the Shares are pledged by the Pledgor or its legal successors to the Pledgee, pursuant to the execution of a deed of pledge, the terms and conditions of which shall be in form and substance the same as the terms and conditions of this Deed of Pledge.

               d. if pursuant to a foreclosure by the Pledgee, the Pledgee acquires the Shares (i) further to a decision of the competent court approving such acquisition by the Pledgee for a consideration as determined by such court, or (ii) as a result of having reflected on the Shares offered for sale in a public auction, the Pledgee shall, upon the exercise by LTBM or the LTBM Trustees or their Designee, as defined in the Transaction Agreement, of the LTBM Option, as defined in the Transaction Agreement, transfer the Shares held by it to such person designated thereto by LTBM or the LTBM Trustees or their Designee, against payment of the exercise price calculated in accordance for the formula set forth in article 2.04 in conjunction with article 2.02.(b) of the Transaction Agreement.

     SECTION 6.

     REMEDIES

     6.   1.   Upon the occurrence of an Event of Default and as long as it shall be continuing, and as soon as the Pledgor or one of its legal successors is "in verzuim" as set forth in section 3:248 of the Dutch Civil Code, the Pledgee may, except as provided otherwise in the ISDA Agreement and with due observance of the provisions set forth in subsection 5.4 above, without demand, presentation or notice to the Pledgor or its legal successors, take any and all action as permitted by Dutch law for the purpose of foreclosing upon and exercising its rights as pledgee.

               Without prejudice to the generality of the foregoing, upon the occurrence of an Event of Default and as long as it shall be continuing and as soon as the Pledgor or one of its legal successors is "in verzuim" as set forth in section 3: 248 of the Dutch Civil Code, the Pledgee shall have the right, with due observance of the provisions set forth in subsection 5.4 above,
               (i) to have the Shares sold in a public sale and to apply the proceeds of such public sale as provided in subsection 2 hereof, or (ii) to request the competent Dutch court to order that the Shares be sold or the pledge established by or pursuant to this Deed of Pledge be otherwise realized in a manner prescribed or authorized by such court and to apply the proceeds of such sale or realization as provided in subsection 2 hereof, all of the foregoing subject to the then applicable provisions of Dutch law and of the Articles of Association of the Company as the same shall read at the relevant time.

     6.   2.   The proceeds shall be applied in accordance with section 3:253 of the Dutch Civil Code.

     6.   3.   To the extent necessary and to the fullest extent permitted under applicable law, the Pledgor hereby waives, irrevocably and unconditionally, any and all preemption rights that it may have in case of a public or private sale of all or any of the Shares by or on behalf of the Pledgor pursuant to this Deed of Pledge.

     6.   4.   The Pledgee agrees to give notice to the Pledgor or its legal successors of the exercise of its right to foreclose upon the Shares or any other parts of the Collateral; provided, however, that, subject to the provisions of subsection 5.4 above, any delay in giving such notice shall not affect the rights or powers of the Pledgee under this Deed of Pledge or the ISDA Agreement in any respect.

     SECTION 7.

     AMENDMENTS

     No variation, modification, termination or waiver of this Agreement shall be considered valid and as constituting part of this Deed of Pledge, unless such variation, modification, termination or waiver, shall have been made in writing and signed by the Pledgee and the Pledgor.

     SECTION 8.

     TERMINATION

     This Deed of Pledge shall remain in full force and effect until the Pledgor has fully and finally satisfied all Secured Obligations under this Deed of Pledge and all other obligations of the Pledgor or its legal successors under the ISDA Agreement after which the Pledgee shall immediately at the request of Pledgor confirm the release of all of the Shares pledged hereunder.

     In the event the Amortisation Option is exercised in accordance with the ISDA Agreement, such number of Shares shall as of the relevant Amortisation Option Settlement Date be released from the right of pledge created pursuant to this Deed of Pledge, as shall bear the same proportion to the total number of Shares originally pledged hereunder as to the total number of shares in respect of which the Amortisation Option has been exercised bears to the total number of shares to which the Confirmation originally related.

     Upon the occurrence of an exchange as provided for in subsection 5.4, the Pledgee shall release the relevant Shares from the right of pledge, with the understanding that the Pledgee shall not do so until the equivalent number of LTBM A shares have been pledged in favor of the Pledgee.

     Notwithstanding the above, the Pledgee shall at all times be entitled to unilaterally terminate (OPZEGGEN) the right of pledge on the Shares, in whole or in part.

     SECTION 9.

     NOTICES

     Any notices, requests and other communication between the parties to this Agreement shall be given or made in writing by registered mail, internationally recognized courier services, or facsimile at the addresses specified on the first page of this Deed of Pledge or at such other address as any party hereto may designate. All notices, requests and other communications under or in connection with this Agreement shall be deemed to be given, if by personal delivery, upon delivery at the address specified and if by facsimile, upon receipt by the sender of a transmission report showing the notice or communication has been sent in its entirety.

     SECTION 10.

     GOVERNING LAW

     This Deed of Pledge shall be governed by and construed in accordance with the laws of the Netherlands.

     SECTION 11.

     ILLEGALITY AND UNENFORCEABILITY

     If a provision of this deed is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect the legality, validity or enforceability of any other provision of this deed and the legality, validity or enforceability in other jurisdictions of that or any other provision of this Deed of Pledge.

     SECTION 12.

     NO DISSOLUTION

     The Pledgor and the Pledgee each waive any rights it may have to dissolve the agreements, terms and obligations under this Deed of Pledge pursuant to
     Section 6: 265 of the Dutch Civil Code or on any other ground.

     SECTION 13.

     REPRESENTATIONS AND WARRANTIES

     All agreements, representations and warranties made herein are made in addition to those made in the ISDA Agreement.

     If the agreements, representations and warranties made in this Deed of Pledge would seem to violate with or be contradictory to those made in the ISDA Agreement, the wording of the agreements, representations and warranties made in the ISDA Agreement will prevail and will govern by law.

     SECTION 14.

     WAIVER

     No failure on the part of the Pledgee to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Pledgee of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

     The remedies herein provided are to the fullest extent permitted by law cumulative and are not exclusive of any remedies provided by law.

     SECTION 15.

     HEADINGS

     Section headings used in this Deed of Pledge are for convenience of reference only and shall not affect the construction of this Deed of Pledge.

     FINAL STATEMENTS

     The Company hereby declares that:

     o    it has reviewed this Deed of Pledge;

     o it hereby acknowledges the pledge of the Shares set forth in this Deed of Pledge;

     o    it shall act in accordance with the provisions of this Deed of Pledge;

     o it shall without delay register the pledge of the Shares in the shareholders register of the Company and the exact date and time of this pledge and shall issue to the Pledgee as soon as practically possible an extract from such register relating to the pledge of the Shares.

          This deed was executed today in Amsterdam.

          The substance of this deed was stated and explained to the appearing person.

          The appearing person declared not to require a full reading of the deed, to have taken note of the contents of this deed and to consent to it.

          Subsequently, this deed was read out in a limited form, and immediately thereafter signed by the appearing person and myself, civil-law notary, at




CREDIT AGRICOLE LAZARD FINANCIAL                      FLOSCULE B.V.
PRODUCTS BANK

/s/ Shelley Kainth                                    /s/ Mr. R.A. Rijntjes
--------------------------------                      -------------------------
Shelley Kainth                                        Mr. R.A. Rijntjes

TRADER CLASSIFIED MEDIA N.V.

/s/ John H. MacBain
--------------------------------
John H. MacBain